CREDIT AGREEMENT
Dated as of March 16, 2022
between
MODUSLINK CORPORATION,
as Borrower,
and
UMPQUA BANK,
as Lender

4892-6803-6883

4892-6803-6883	(i)

4892-6803-6883	-ii-

SCHEDULES AND EXHIBITS
Schedule 5.06:        Material Litigation
Schedule 5.09:        Equity Interests in Borrower; Loan Parties; Subsidiaries
Schedule 9.02:        Lending Office, Certain Addresses for Notices
Exhibit A:        Form of Compliance Certificate

4892-6803-6883	-iii-

CREDIT AGREEMENT
This CREDIT AGREEMENT (this "Agreement") is entered into as of March 16, 2022, between MODUSLINK CORPORATION, a Delaware corporation ("Borrower") and UMPQUA BANK, an Oregon state-chartered bank (together with its successors and assigns, "Lender").
PRELIMINARY STATEMENTS:
Borrower has requested that Lender provide credit to Borrower, and Lender has agreed to do so on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
"Account" means, individually and collectively as the context so requires, any and all accounts, chattel paper and general intangibles owed or owing to Borrower by Debtors, whether now owned or hereafter acquired by Borrower, or in which Borrower may now have or hereafter acquire any interest.
"Additional Guarantor Security Agreement" shall have the meaning given such term in Section 6.13.
"Additional Subsidiary Guaranty" shall have the meaning given such term in Section 6.13.
“Adjusted EBITDA” means, for any period, the sum of net income (loss) from continuing operations plus (or, if a gain, minus) provision for federal, state and local income taxes, plus Interest Expense (net of any interest income), plus depreciation expense and amortization expense, plus (or, if a gain, minus), the following non-recurring and/or non-cash charges: (i) stock-based compensation, (ii) severance, restructuring, and SAP to Azure project costs, (iii) asset impairment, (iv) the effect of any changes in GAAP, (v) cyber attacks, (vi) the effect of foreign currency adjustments or foreign currency exchange transactions, (vii) Private Copying Levy charges, (viii) other non-cash charges, and (ix) other non-recurring charges approved by Lender in its reasonable discretion, in each case for such period, computed and calculated on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.
“Adjusted Tangible Net Worth” means, as determined at any time in accordance with GAAP, on a consolidated basis for Borrower and its Subsidiaries, the amount equal to the difference between: (a) the aggregate net book value of all assets of Borrower and its Subsidiaries (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill, and other intangible assets, including, without limitation, related party account and note receivables, investments in and advances to Affiliates, Subsidiaries, officers and employees), and (b) the aggregate amount of the Indebtedness and other liabilities of Borrower and its Subsidiaries (including tax and other proper accruals, but excluding accrued pricing liabilities).
"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agreement" means this Credit Agreement.
"Applicable Rate" means, for any day, (a) two and one half percent (2.50%) per annum for SOFR Loans, (b) zero percent (0.00%) per annum for Prime Rate Loans, and (c) one percent (1.0%) per annum for Letters of Credit.

4892-6803-6883

"Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitment pursuant to Section 2.05, and (c) the date of termination of the Revolving Commitment of Lender pursuant to Section 8.02.
"Borrower" has the meaning specified in the introductory paragraph hereto.
"Borrower Change of Control" means an event or series of events by which Parent ceases to own and control all of the shares of Borrower.
"Borrowing" means the concurrent borrowing of Loans of the same Type and, in the case of SOFR Loans, the same Interest Period.
"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of California, or are in fact closed in, the state where the Lending Office is located.
"Capital Expenditures" shall mean, for any period, the aggregate of all expenditures by Borrower and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of Borrower and its Subsidiaries, less net proceeds from sales of fixed or capital assets received by Borrower or any of its Subsidiaries during such period. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by Borrower or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.
"Cash Collateralize" means, to pledge and deposit with or deliver to Lender, as collateral for L/C Obligations or the Obligations, cash or deposit account balances in blocked, non-interest bearing deposit accounts maintained with Lender pursuant to documentation in form and substance satisfactory to Lender. Borrower hereby grants to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Flow Leverage Ratio” means, for any twelve month period, for Borrower and its Subsidiaries on a consolidated basis, the ratio of Senior Debt (including Revolving Loans outstanding) to Adjusted EBITDA.
"Cash Management Agreement" means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.01.
"Code" means the Internal Revenue Code of 1986.

4892-6803-6883	-2-

"Collateral" means all of the "Collateral" referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of Lender.
"Collateral Access Agreement" means a landlord waiver, bailee letter or acknowledgement agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in inventory, other goods or other Collateral, in each case, in form and substance reasonably satisfactory to Lender.
"Collateral Documents" shall mean, collectively and severally, the Security Agreement, the Guaranty, the Collateral Access Agreements, the Additional Subsidiary Guaranties, the Additional Guarantor Security Agreements, and all documents, instruments and agreements delivered from time to time in connection therewith.
"Commitment" means the Revolving Commitment.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate in the form of Exhibit A attached hereto from a Responsible Officer of Borrower certifying, as of the end of a fiscal quarter of Borrower as to the absence of any Default or Event of Default except as disclosed therein and setting for in reasonable detail calculations of the financial covenants contained in Section 7.13 of this Agreement.
"Contractual Obligation" as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Extension" means each of the following: (a) a Borrowing of Revolving Loans, and (b) an L/C Credit Extension.
“Current Portion of Long Term Debt” means, for any period, the scheduled principal and capital lease payments to be paid during the applicable period.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Debtors" means Borrower's customers that are indebted to Borrower.
"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
"Default Rate" means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to five percent (5%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Prime Rate plus the Applicable Rate for Prime Rate Loans plus five percent (5%), in each case, to the fullest extent permitted by applicable law.
"Designated Jurisdiction" means any country or territory to the extent that such country or territory is the subject of any Sanction.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

4892-6803-6883	-3-

“Distribution Fixed Charge Coverage Ratio” means, as of the date of calculation, for the twelve (12) full calendar month period immediately prior to such date, as determined on a pro forma, consolidated basis for Borrower and its Subsidiaries in accordance with GAAP, the ratio of (a) Adjusted EBITDA to (b) the sum of cash Interest Expense, cash tax expense, the Current Portion of Long Term Debt as of such date (excluding for purposes hereof Revolving Loans outstanding hereunder), and the amount of the proposed distribution, amortized over a thirty-six (36) month period.
"Dollar" and "$" mean lawful money of the United States.
"Environmental Claims" shall mean all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Materials at, in, or from property owned, operated or controlled by any Loan Party, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by any Loan Party.
"Environmental Law" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing
"Environmental Permit" has the meaning specified in Section 5.16.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"Event of Default" has the meaning specified in Section 8.01.
"Excluded Swap Obligation" means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act (determined after giving effect to any "keepwell," support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor's Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Financial Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Financial Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured

4892-6803-6883	-4-

by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to a or for the account of Lender with respect to an interest in a Loan or Commitment pursuant to a law in effect on the date on which Lender acquires such interest in the Loan or Commitment or Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01 amounts with respect to such Taxes were payable either to Lender's assignor immediately before Lender became a party hereto or to Lender immediately before it changed its Lending Office.
"Facility" means the Revolving Facility.
"Facility Termination Date" means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to Lender shall have been made).
"Financial Contract" means (a) an agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (b) any combination of the foregoing; or (c) a master agreement for any of the foregoing together with all supplements, confirmations, documents, agreements and instruments related to the foregoing.
“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP, the ratio of (a) Adjusted EBITDA to (b) the sum of cash Interest Expense, cash tax expense and the Current Portion of Long Term Debt as of such date (excluding for purposes hereof Revolving Loans outstanding hereunder).
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"GAAP" means generally accepted accounting principles in the United of America applied on a consistent basis and subject to the terms of Section 1.03(b).
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantors" means, collectively, Sol Holdings, SalesLink, Modus Media IDSIL, Modus Media IIL, any Additional Subsidiary Guarantor, and any other Person that may from time to time deliver a Guaranty to Lender hereunder.
"Guaranty" means, collectively, the guaranty or guaranties made by Guarantors in favor of Lender, as of the Closing Date, together with each other guaranty and guaranty supplement delivered thereafter, each of which shall be in form and substance satisfactory to Lender.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Honor Date" has the meaning given such term in Section 2.03(c).
"Indebtedness" of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined,

4892-6803-6883	-5-

including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.
"Indemnified Taxes" means Taxes other than (a) Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitees" has the meaning specified in Section 9.04.
“Index” means SOFR or the Replacement Index, if applicable pursuant to Section 3.03.
"Information" has the meaning specified in Section 9.07.
"Interest Expense" shall mean for any period the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness for borrowed money and imputed interest on capitalized lease obligations deducted in determining consolidated net income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of consolidated net income for such period.
"Interest Payment Date" means the first (1st) day of each calendar month and the Maturity Date.
"Interest Period" means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which the applicable Loan was made.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
"L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.
"Lender" has the meaning specified in the introductory paragraph.
"Lending Office" means the office or offices of Lender described as its address in this Agreement, or such other office or offices as Lender may from time to time notify Borrower.
"Letter of Credit" means any letter of credit issued hereunder. Unless otherwise specified by Lender in writing, a Letter of Credit may be a commercial letter of credit or a standby letter of credit.
"Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

4892-6803-6883	-6-

"Letter of Credit Expiration Date" means the date that is one hundred eighty (180) days after the Maturity Date then in effect for the Revolving Commitment (or, if such day is not a Business Day, the next preceding Business Day).
"Letter of Credit Sublimit" means an amount equal to $5,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitment.
"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
"Loan" means an extension of credit by Lender to Borrower under Article II in the form of a Revolving Loan.
"Loan Documents" means, collectively, (a) this Agreement, (b) any Notes, (c) any Guaranty, (d) the Collateral Documents, (e) each Letter of Credit Application, and (f) any agreement, document, or instrument executed and delivered by a Loan Party in connection herewith or therewith.
"Loan Notice" means a notice of (a) a Borrowing of a Revolving Loan or (b) a conversion of Revolving Loans from one Type to the other, which, if in writing, shall be substantially in form and substance satisfactory to Lender.
"Loan Parties" means, collectively, Borrower and each Guarantor.
"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower, or the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
"Maturity Date" means, with respect to Revolving Loans, March 16, 2024; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 9.09.
“Modus Media IDSIL” means Modus Media International Documentation Services (Ireland), Limited, a Delaware corporation.
“Modus Media IIL” means Modus Media International (Ireland) Limited, a Delaware corporation.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Note" means a Revolving Note or other note evidencing other Loans or L/C Obligations.
"Obligations" means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, (b) all obligations of Borrower or any other Loan Party under any Cash Management Agreement, (c) all Indebtedness, liabilities or obligations, now existing or hereafter arising, due or to become due, absolute or contingent, of Borrower to Lender and/or its affiliates under any Financial Contract, including,

4892-6803-6883	-7-

without limitation, Swap Obligations of Borrower and other Loan Parties to Lender, and (d) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, including, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).
"Other Taxes" means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
"Outstanding Amount" means, (a) with respect to the Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of the Revolving Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.
“Parent” means Steel Connect, Inc., a Delaware corporation
"Parent Change of Control" means an event or series of events by which:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of Equity Interests of Parent representing a greater percentage of total outstanding of Equity Interests of Parent than the Equity Interests of Parent beneficially owned by Steel Partners Holdings L.P. and its Affiliates entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (b)(i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (b)(i) and (b)(ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b)(ii) and clause (b)(iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
(c)    any Person or two or more Persons acting in concert, other than Steel Partners Holdings L.P. and its Affiliates, shall have acquired by contract or otherwise, or shall have entered into a contract or

4892-6803-6883	-8-

arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
"Permitted Lien" means a Lien permitted by Section 7.01.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (including a Pension Plan) maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
"Prime Rate" means the rate per annum from time to time established by Lender as the Prime Rate and made available by Lender at its main office or, in the discretion of Lender, the base, reference or other rate then designated by Lender for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.
"Prime Rate Loan" means a Revolving Loan that bears interest at rate based on the Prime Rate.
"Recipient" means Lender or any other Recipient of payments from a Loan Party hereunder.
"Reference Financial Statements" means, as of any date, the balance sheet of Borrower and its Subsidiaries for the fiscal year most recently ended, and the related consolidated statement of income or operations, shareholders' equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
“Replacement Index” has the meaning specified in Section 3.03.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA.
"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
"Requirements of Law" shall mean as to any Person the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Lender. Any document delivered

4892-6803-6883	-9-

hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
"Revolving Commitment" means Lender's obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01 and (b) issue Letters of Credit for the account of Borrower pursuant to Section 2.03. The Revolving Commitment on the Closing Date shall be $12,500,000.00.
"Revolving Facility" means, at any time, the Revolving Loans made pursuant to this Agreement.
"Revolving Loan" has the meaning specified in Section 2.01.
"Revolving Note" means a promissory note made by Borrower in favor of Lender evidencing Revolving Loans made by Lender that is in form and substance satisfactory to Lender.
“SalesLink” means SalesLink Mexico Holding Corp., a Delaware corporation.
"Sanction(s)" means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
"Security Agreement" means that certain Security and Pledge Agreement dated as of the Closing Date executed by Borrower and Guarantors in favor of Lender.
"Senior Debt" shall mean with respect to any Person, all outstanding Indebtedness of such Person for borrowed money and capitalized lease obligations (excluding in any event from outstanding Indebtedness for the purposes of this definition, Subordinated Debt).
“SOFR” means the one (1) month, three (3) month, or (six) month, Term Secured Overnight Financing Rate (SOFR) as published by CME Group Benchmark Administration Limited (or a successor administrator), as applicable.
“SOFR Loan” means a Loan bearing interest based on the Index.
“Sol Holdings” means Sol Holdings, Inc., a Delaware corporation.
"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other Revolving Commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Subordinated Debt" shall mean Indebtedness subordinated to the Obligations pursuant to a written subordination agreement in form and substance acceptable to Lender, in its sole and absolute discretion.
"Subsidiary" shall mean with respect to any Person, any corporation, partnership or joint venture more than fifty percent (50%) of the stock or other ownership interest of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

4892-6803-6883	-10-

"Swap Obligations" means, with respect to Borrower or any other Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Total Revolving Outstandings" means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.
"Type" means, with respect to any Loan, its character as a SOFR Loan or a Prime Rate Loan.
"UCC" means the Uniform Commercial Code as in effect in the State of California; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("ICC") Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
"United States" and "U.S." mean the United States of America.
"Unreimbursed Amount" has the meaning given such term in Section 2.03(c).
“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

4892-6803-6883	-11-

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Reference Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). Lender does not warrant, nor accept responsibility, nor shall Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of "SOFR" or with respect to any comparable or successor rate thereto.
1.06Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.
ARTICLE II.
COMMITMENTS AND CREDIT EXTENSIONS
1.01Revolving Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (each such loan, a "Revolving Loan") to Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Commitment. Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow Revolving Loans, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be SOFR Loans or Prime Rate Loans, as further provided herein.
1.02Borrowings; Conversions and Continuations of Loans.
(a)Notice of Borrowing. Each Borrowing and each conversion of Loans from one Type to the other shall be made upon Borrower's irrevocable notice to Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by

4892-6803-6883	-12-

delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of or conversion to SOFR Loans and on the requested date of any Borrowing of Prime Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of or conversion to SOFR Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof (or, in connection with any continuation or conversion of a Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether Borrower is requesting a Borrowing or a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) with respect to any SOFR Loan, the duration of the Interest Period with respect thereto (i.e. one, three or six months). If Borrower fails to specify a Type of Loan in a Loan Notice then the applicable Loans shall be made as Prime Rate Loans. At the end of any Interest Period respecting a SOFR Loan such Loan shall be automatically continued as a SOFR Loan for an Interest Period of one month effective as of the last day of the Interest Period in effect for such Loan, unless an Event of Default exists or Borrower timely requests a conversion of such Loan to a Prime Rate Loan pursuant to this Section.
(b)Advances. Upon satisfaction of the applicable conditions set forth in Article IV, Lender shall make the Revolving Loan requested to Borrower either by (i) crediting the account of Borrower on the books of Lender with the amount of such Revolving Loan or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by Borrower.
(c)SOFR Loans. Except as otherwise provided herein, a SOFR Loan may be converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of Lender.
(d)Interest Periods. After giving effect to all Borrowings and all conversions of Revolving Loans from one Type to the other, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Facility.
1.03Letters of Credit.
(a)The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, Lender agrees (i) from time to time on any Business Day during the Availability Period, to issue Letters of Credit in Dollars for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (ii) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitment and (ii) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Lender shall not be under any obligation to issue any Letter of Credit if: (i) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless Lender has approved such expiry date; (ii) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless Lender has approved such expiry date; (iii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it; (iv) the issuance of such Letter of Credit would violate one or more

4892-6803-6883	-13-

policies of Lender applicable to letters of credit generally; (v) such Letter of Credit is in an amount that is not acceptable to Lender; or (vi) such Letter of Credit is to be denominated in a currency other than Dollars. Lender shall be under no obligation to amend any Letter of Credit if (i) Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(b)Procedures for Issuance and Amendment of Letters of Credit. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application may be sent by facsimile transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by Lender, by personal delivery or by any other means acceptable to Lender. Such Letter of Credit Application must be received by Lender not later than 11:00 a.m. at least two Business Days (or such later date and time as Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. Borrower shall furnish to Lender and such other documents and information pertaining to such requested Letter of Credit issuance or amendment as Lender may require.
(c)Drawings and Reimbursements; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Lender shall notify Borrower. Not later than 1:00 p.m. on the date of any payment by Lender under a Letter of Credit (each such date, an "Honor Date"), Borrower shall reimburse Lender in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Lender by such time, Borrower shall be deemed to have requested a Revolving Loan that is a Prime Rate Loan to be disbursed on the Honor Date in an amount equal to the amount of such unreimbursed drawing (the "Unreimbursed Amount"), without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Outstanding Amount of the Revolving Loans and L/C Obligations shall not exceed the Revolving Commitment. If Borrower fails to reimburse Lender for any drawing under any Letter of Credit (whether by means of a Borrowing or otherwise) such Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.
(d)Obligations Absolute. As more fully set forth in each Letter of Credit Application, the obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) waiver by Lender of any requirement that exists for Lender's protection and not the protection of Borrower or any waiver by Lender which does not in fact materially prejudice Borrower; (v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; (vi) any payment made by Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; (vii) any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any of its Subsidiaries. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will promptly (but in no event later than five (5) Business Days after an officer of Borrower becoming aware of such claim of non-compliance or other irregularity) notify Lender.

4892-6803-6883	-14-

Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.
(e)Role of Lender. Borrower agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender, any of its Affiliates, any of the respective officers, directors, employees, agents or attorneys-in-fact of Lender and its Affiliates, nor any of the respective correspondents, participants or assignees of Lender shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Lender, and Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Lender's willful misconduct or gross negligence or Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(f)Cash Collateral. Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed on the applicable Honor Date, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the applicable Honor Date or the Letter of Credit Expiration Date, as the case may be).
(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, Lender shall not be responsible to Borrower for, and Lender's rights and remedies against Borrower shall not be impaired by, any action or inaction of Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)Letter of Credit Fees. Borrower shall pay to Lender in advance (i) a Letter of Credit fee for each commercial Letter of Credit equal to the greatest of (A) $120.00 and (B) the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the greater of (A) $250.00 and (B) the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit during the succeeding three months (whether or not such maximum amount is then in effect under such Letter of Credit). For any Letter of Credit, such letter of credit fees shall be due and payable on or before the date of issuance of such Letter of Credit.
(i)Documentary and Processing Charges Payable to Lender. Borrower shall pay to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

4892-6803-6883	-15-

(j)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower's business derives substantial benefits from the businesses of such Subsidiaries.
1.04Prepayments.
(a)Optional. Borrower may, upon three (3) days prior written notice to Lender, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by Lender (i) such notice must be received by Lender not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Prime Rate Loans; (ii) any prepayment of Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid, and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
(b)Mandatory.
(i)Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Commitment at such time, Borrower shall immediately prepay Revolving Loans (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess. If Lender terminates the Revolving Commitment pursuant to Section 2.05(b), Borrower shall prepay the Total Revolving Outstandings on or prior to the date of such termination.
(ii)Application of Payments. Prepayments of the Revolving Facility shall be applied first to the outstanding Revolving Loans, and, second to Cash Collateralize the outstanding L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from Borrower or any other Loan Party that has provided Cash Collateral) to reimburse Lender. Prepayments pursuant to this Section 2.04(b) shall be applied first, to Prime Rate Loans, if any, and second, to SOFR Loans, if any, in direct order of Interest Period maturities.
All prepayments under this Section 2.04(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
1.05Termination or Reduction of Commitments.
(a)Optional. Borrower may, upon notice to Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000.00 or any whole multiple of $500,000.00 in excess thereof and (iii) Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.
(b)Mandatory. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Commitment at such time, the Letter of Credit Sublimit exceeds the Revolving Commitment at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. If a Parent Change of Control occurs, Lender in its sole discretion may terminate the Revolving Commitment on ninety (90) days prior written notice to Borrower.

4892-6803-6883	-16-

1.06Repayment of Revolving Loans. Borrower shall repay to Lender on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.
1.07Interest. Subject to the provisions of Section 2.07(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Index for such Interest Period plus the Applicable Rate; and (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate. The effective date of any change in the Index will be the date that is two U.S. Government Securities Business Days preceding the date of change. Under no circumstances will the interest rate hereunder be more than the maximum rate allowed by applicable law, nor shall the Index be less than zero percent (0.000%).
(b)If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, at Lender's option, thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. If any Event of Default occurs, all obligations shall, at Lender's option, during the continuance of any Event of Default bear interest at a fluctuating rate per annum at all times equal to the Default Rate. At the option of Lender, during the continuance of an Event of Default, the option of Borrower to maintain a Loan as any Type of Loan other than any Prime Rate Loan shall terminate and all Loans shall be converted to Prime Rate Loans.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that interest accruing at the Default Rate shall be due and payable upon demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)The effective date of any change in the Index will be the date that is two U.S. Government Securities Business Days preceding the date of change. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.
1.08Fees. All fees payable under this Agreement shall be fully earned and non-refundable when paid.
(a)Commitment Fee. On or prior to the Closing Date, Borrower shall pay Lender, in immediately available United States Dollars, a commitment fee equal to $31,250.
(b)Unused Fee. Borrower shall pay to Lender, an unused fee equal to one tenth of one percent (0.10%) times the actual daily amount by which the Revolving Commitment exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Commitment. The unused fee shall be calculated in arrears.
1.09Computation of Interest and Fees. All computations of fees and interest shall be made on an actual day/360 day basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest and fees payable under this Agreement shall be computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate calculated under Section 2.07(a). Interest shall accrue on each Revolving Loan for the day on which the Revolving Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Revolving Loan or such portion is paid. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
1.10Evidence of Debt. The Credit Extensions made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of Lender, Borrower shall execute and deliver to Lender one or more Notes, which shall evidence the Revolving Loans in addition to

4892-6803-6883	-17-

such accounts or records. Lender may attach schedules to the Notes and endorse thereon the date, Type (if applicable), amount and maturity of the Revolving Loans and payments with respect thereto.
1.11Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall in Dollars and in immediately available funds, and all payments must be received by Lender consistent with any written payment instructions provided by Lender. If a payment is made consistent with Lender's payment instructions but received after 5:00 PM Pacific Time on a Business Day, Lender will credit Borrower's payment on the next Business Day, and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. A notice of Lender to Borrower with respect to any amount owing under this Section 2.11 shall be conclusive, absent manifest error. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Umpqua Bank, PO Box 1580 Roseburg, OR 97470.
(b)Funding Source. Nothing herein shall be deemed to obligate Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.
(c)Direct Debit. On each date when the payment of any principal, interest, or fees are due hereunder or under any Loan Document, Borrower agrees to maintain on deposit in an ordinary checking account (as such account shall be designated by Borrower in a written notice to Lender from time to time, the "Borrower Account") an amount sufficient to pay such principal, interest, or fees in full on such date. Borrower hereby authorizes Lender (i) to deduct automatically all principal, interest, and fees when due hereunder or under any Loan Document from the Borrower Account and (ii) if and to the extent any payment of principal, interest, or fees under this Agreement or any Loan Document is not made when due, to deduct any such amount from any or all of the accounts of Borrower maintained at Lender. Lender agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section showing in reasonable detail the amounts of such deduction.
(d)Application of Payments. Except as otherwise set forth herein, unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement of bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; and then to any unpaid collection costs.
1.12Late Fee. Borrower shall pay to Lender on demand a late charge on any amount payable hereunder that is not paid within ten (10) days of when due equal to the greater of 5.0% of such unpaid amount or $10.00.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
1.01Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any Loan Party shall be required by the Code or any other applicable Laws to withhold or deduct any Taxes from any payment (as determined in its good faith discretion), then (i) such Loan Party shall withhold or make such deductions as are determined by it to be required, (ii) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such

4892-6803-6883	-18-

withholding or deduction been made. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.
(b)Tax Indemnifications. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Upon request by Lender after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Lender.
1.02Illegality. If Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender or its Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to the Index, or to determine or charge interest rates based upon the Index, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower, (a) any obligation of Lender to make or continue SOFR Loans or to convert Prime Rate Loans to SOFR Loans shall be suspended, and (b) Borrower shall, upon demand from Lender, prepay or, if applicable, convert all SOFR Loans to Prime Rate Loans, either on the last day of any Interest Period therefor, if Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
1.03Replacement Index. If, as determined by Lender (such determination to be binding in the absence of substantial and manifest error), (i) the Index becomes generally unavailable or unascertainable; (ii) there is a public statement by the administrator of the Index, the regulator thereof, or other government official that the administrator has ceased or will cease to provide the Index or that the Index is no longer representative of the underlying market or economic reality; or (iii) it is unlawful for Lender to rely on the Index for the types of transactions that include this Note, then Lender may replace the Index with an index selected by Lender in Lender's reasonable discretion (the "Replacement Index"), giving due consideration to any evolving or then-prevailing market convention for determination of a replacement for the Index. Lender may make an adjustment (the "Adjustment") to the Replacement Index (which may be a positive or negative value and which may vary based on the tenor of the applicable advance), giving due consideration to any evolving or then-prevailing market convention for determining such an adjustment, or method for calculating or determining such an adjustment, and any governmental selection or recommendation for such adjustment. The Adjustment shall be reasonably designed to cause the Replacement Index plus the Adjustment to be substantially equivalent to the Index before replacement of the Index. Lender's determination of the Adjustment shall be binding in the absence of substantial and manifest error. The Replacement Index and the Adjustment shall become effective and shall replace the Index for all purposes under this Note on the date specified for such replacement by a notice from Lender to Borrower specifying the Replacement Index and the Adjustment, without any need or requirement for action by Borrower. The Replacement Index and the Adjustment shall be applied in a manner consistent with market practice as determined by Lender; provided that, in each case, to the extent such market practice is not administratively feasible for Lender or is not ascertainable, such Replacement Index and Adjustment shall be applied as otherwise reasonably determined by Lender. Lender may amend this Note and the other loan documents to reflect the replacement of the Index with the Replacement Index and the Adjustment and to make any technical, administrative, or operational changes that Lender determines are appropriate to permit the administration of the Replacement Index and the Adjustment in a manner substantially consistent with market practice. Any such amendment shall be effective upon notice to Borrower, without any need or requirement for action by Borrower.

4892-6803-6883	-19-

1.04Increased Costs; Reserves on SOFR Loans.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)subject Lender to any Taxes on its Loans, Loan principal, Commitments, Letters of Credit, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans made by Lender or any Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Index (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If Lender determines that any Change in Law affecting Lender or the Lending Office or Lender's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender's holding company, if any, as a consequence of this Agreement, the Commitments of Lender or the Loans made by or the Letters of Credit issued by Lender, to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Reserves on SOFR Loans. To the extent not calculated into SOFR, Borrower shall pay to Lender, (i) as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits based on SOFR, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves allocated to such Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), and (ii) as long as Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) days' prior notice of such additional interest or costs from Lender. If Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
(e)Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of Lender's right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the

4892-6803-6883	-20-

nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
1.05Funding Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender and hold Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any conversion, payment or prepayment of any Revolving Loan other than an Prime Rate Loan on a day other than the last day of the Interest Period for such Revolving Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)any failure by Borrower (for a reason other than the failure of Lender to make revolving Loan) to prepay, borrow or convert any Revolving Loan other than a Prime Rate Loan on the date or in the amount notified by Borrower, including any expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Lender in connection with the foregoing.
1.06Requests for Compensation. A certificate of Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.
1.07Survival. All of Borrower's obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
1.01Conditions of Initial Credit Extension. The obligation of Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)Lender's receipt of the following, each of which shall be originals or electronic transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:
(i)executed counterparts of this Agreement and the Guaranty and any Notes executed by Borrower in favor of Lender;
(ii)the Security Agreement duly executed by Borrower and each Guarantor, together with evidence satisfactory to Lender of perfection of its security interests thereunder in accordance with the requirements of the Security Agreement;
(iii)evidence of insurance required by this Agreement and the Collateral Documents and otherwise acceptable to Lender;
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, including, without limitation, (A) original certified articles of incorporation of other charter documents, as applicable, (B) copies of resolutions of the board of directors or comparable managing body approving and adopting the Loan Documents, the transactions contemplated hereby, and authorizing execution and delivery thereof, and (C) a copy of the bylaws or comparable operating agreement of each Loan Party; and
(v)such other assurances, certificates, documents, or consents as Lender reasonably may require.

4892-6803-6883	-21-

(b)Lender shall have completed to its satisfaction its due diligence review of the Loan Parties and the Collateral.
(c)All fees required to be paid to Lender on or before the Closing Date shall have been paid.
(d)Unless waived by Lender, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).
1.02Conditions to all Credit Extensions. The obligation of Lender to make any Credit Extension is subject to the following conditions precedent:
(a)The representations and warranties of Borrower and the other Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Article IV have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Borrower and, by execution of each Loan Document to which it is a party, each Loan Party, represents and warrants to Lender as follows:
1.01Financial Condition. The Reference Financial Statements are complete and correct and present fairly in accordance with GAAP the financial condition of Borrower and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended.
1.02No Change. Since the date of the Reference Financial Statements there has been no material adverse change in the business, operations, assets or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole. Except as otherwise expressly disclosed in writing to Lender prior to the Closing Date, from the date of the Reference Financial Statements through the Closing Date, neither Borrower nor any of its Subsidiaries has entered into, incurred or assumed any material long-term debt, mortgages, leases or oral or written commitments, nor commenced any significant project, nor made any purchase or acquisition of any significant property.
1.03Corporate Existence; Compliance with Law. Borrower and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify is reasonably likely to have a Material Adverse Effect on Borrower or such Subsidiary or its property and/or business or on the ability of Borrower or such Subsidiary to pay or perform the Obligations, (b) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (c) is in compliance with all Requirements of Law and Contractual Obligations, except where the failure to comply is not reasonably likely to have a Material Adverse Effect on the business, operations, assets or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole.

4892-6803-6883	-22-

1.04Corporate Power; Authorization; Enforceable Obligations. Borrower has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Loan Documents. The Loan Documents to which Borrower is party have been duly executed and delivered on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.
1.05No Legal Bar. The execution, delivery and performance of the Loan Documents to which Borrower is party, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of Borrower the violation of which is reasonably likely to have a Material Adverse Effect on the business, operations, assets or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole or create or result in the creation of any Lien on any assets of Borrower or any of its Subsidiaries (other than the Liens created by the Collateral Documents).
1.06No Material Litigation. Except as disclosed on Schedule 5.06 hereto, no litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of such parties' properties or revenues which is likely to be adversely determined and which, if adversely determined, is likely to have a Material Adverse Effect on the business, operations, property or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole.
1.07Taxes. The Loan Parties and, to the knowledge of the officers of each Loan Party, each of their Subsidiaries, have filed or caused to be filed all tax returns that are required to be filed and have paid all Taxes shown to be due and payable on said returns or on any assessments made against them or any of their property other than Taxes which are being contested in good faith by appropriate proceedings and as to which Borrower or applicable Subsidiary has established adequate reserves in conformity with GAAP.
1.08Investment Company Act. No Loan Party or Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.
1.09Equity Interests in Borrower; Loan Parties; Subsidiaries. No Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.09, and all of the outstanding equity interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 5.09 free and clear of all Liens except Permitted Liens. All of the outstanding equity interests in each Loan Party have been validly issued, are fully paid and non-assessable and are owned by the Person(s) and in the amounts specified on Schedule 5.09 free and clear of all Liens except Permitted Liens. Set forth on Schedule 5.09 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation and its U.S. taxpayer identification number or, in the case of any Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.
1.10Federal Reserve Board Regulations. Neither any Loan Party nor any of their Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U of the FRB. No part of the proceeds of any Loan issued hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.
1.11ERISA. The Loan Parties are in compliance in all respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by any Loan Party which is likely to result in the termination of such Plan for purposes of Title IV of ERISA.
1.12Assets. The Loan Parties have good and marketable title to their respective property and assets reflected in the Reference Financial Statements, except property and assets sold or otherwise disposed of in compliance with Section 7.08 below subsequent to the date of the Reference Financial Statements. No Loan Party has outstanding Liens on any of its properties or assets nor are there any

4892-6803-6883	-23-

security agreements to which any Loan Party is a party, or title retention agreements, whether in the form of leases or otherwise, of any personal property except as reflected in the financial statements referred to in Section 5.01 above or as permitted under Section 7.01 below.
1.13Securities Acts. The Loan Parties have not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and are not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The Loan Parties are not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Loan Documents.
1.14Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of any Loan Party or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof other than such as have been obtained on or prior to the Closing Date.
1.15Copyrights, Patents, Trademarks and Licenses, etc. Each Loan Party owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person. To the knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or Subsidiary thereof infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.06 hereto, as such Schedule may be updated by Borrower from time to time, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened, and, to the knowledge of Borrower, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, in either case, could, reasonably be expected to have a Material Adverse Effect on any Loan Party.
1.16Hazardous Materials. To Borrower's knowledge, the operations of the Loan Parties comply substantially, and during the term of this Agreement will at all times comply substantially, in all respects with all applicable Environmental Laws; each Loan Party has obtained licenses, permits, authorizations and registrations required under applicable Environmental Law ("Environmental Permits") and necessary for its ordinary operations, all such Environmental Permits are in good standing, and each Loan Party is in compliance with all material terms and conditions of such Environmental Permits; neither any Loan Party nor any of their present properties or operations are subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material not previously disclosed; there are no Hazardous Materials or other conditions or circumstances existing or arising from operations prior to the date of this Agreement, with respect to any property of any Loan Party that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the knowledge of Borrower. In addition: (a) the Loan Parties do not have or maintain any underground storage tanks which are not properly registered or permitted under applicable Environmental Laws or which are leaking or disposing of Hazardous Materials off-site, and (b) each Loan Party has notified all of its employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended) and all other applicable Environmental Laws.
1.17Regulated Entities. No Loan Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
1.18Anti-Terrorism Regulations; Sanctions Concerns; Anti-Corruption Laws.
(a)Neither the making of the Loans nor the use of the proceeds thereof, nor the entering into Financial Contracts, nor the issuance of Letters of Credit, has violated or will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, neither any Loan Party nor any of their Subsidiaries: (i) is or will become a blocked Person

4892-6803-6883	-24-

described in Section 1 of the Anti-Terrorism Order, or (ii) does nor will it engage in any dealings or transactions or otherwise be associated with any such blocked Person.
(b)No Loan Party, nor any Subsidiary thereof, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party or any Subsidiary thereof located, organized or resident in a Designated Jurisdiction.
(c)The Loan Parties have conducted their business in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
1.19Solvency. The Loan Parties are, and after giving effect to the transactions contemplated hereby will be, Solvent.
1.20Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies not affiliated with any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each such Loan Party operates. Insurance maintained by the Loan Parties complies with the requirements of this Agreement and the other Loan Documents.
1.21Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
1.22Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of Lender a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
1.23Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any of their Subsidiaries as of the Closing Date and neither any Loan Party nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Borrower covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, Borrower shall, and shall cause each Loan Party to:
1.01Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:
(a)Within forty five (45) days after the last day of each fiscal quarter of Borrower, (i) consolidated financial statements of Borrower for such quarter, in form and substance reasonably satisfactory to Borrower, together with, for the periods ending April 30, 2022 through October 31, 2022, the fiscal year-to-date quarterly financial statements for Borrower and its Subsidiaries for the corresponding periods in 2020 and 2021 (ii) a Compliance Certificate; and (iii) a receivables aging report, a payables aging report and an inventory report for Borrower as of the last day of such calendar quarter, said reports to be in form and detail satisfactory to Lender;
(b)Annually, within thirty (30) days after filing with the SEC, beginning with the fiscal year ended July 31, 2022, (i) the consolidated annual financial statements of Parent presented fairly in

4892-6803-6883	-25-

accordance with GAAP, audited by and accompanied by an unqualified report of a firm of independent certified public accountants reasonably satisfactory to Lender, (ii) company prepared reconciling financial statements covering Borrower and its Subsidiaries during the period covered by the audit referred to in the foregoing clause (i), prepared under GAAP (subject to the absence of footnotes and normal year-end adjustments), consistently applied, in form and detail satisfactory to Lender, and certified by a Responsible Officer of Borrower, and (iii) consolidating schedules showing the operations of Parent, Borrower and its Subsidiaries during the period covered by such audit, which schedules shall be prepared or reviewed by such firm of independent public accountants;
(c)Other Information. Promptly furnish or cause to be furnished to Lender such additional financial and other information concerning the financial condition and business operations of the Loan Parties and their Subsidiaries as Lender may from time to time reasonably request, including, without limitation, financial statements of the Loan Parties and their Subsidiaries, tax returns, lists of assets and liabilities, agings of accounts receivable and accounts payable, inventory schedules, budgets, forecasts, such information as is necessary to enable Lender to participate out any of its interests in the Loans and other Obligations hereunder or to enable other financial institutions to become signatories hereto.
1.02Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including Taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of Lender for the payment thereof in the event Borrower or such Subsidiary is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by Borrower or such Subsidiary.
1.03Maintenance of Existence and Properties. Except as otherwise permitted pursuant to Section 7.03 below, maintain its corporate existence and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business other than those assets transferred or otherwise disposed of as permitted pursuant to Section 7.08 below, and comply with all Contractual Obligations and Requirements of Law the failure to comply with which is reasonably likely to have a Material Adverse Effect on the business, operations, assets or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole.
1.04Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law the failure to comply with which is reasonably likely to have a Material Adverse Effect on the business, operations, assets or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by Lender and to discuss the business, operations, properties and financial and other condition of Borrower and any of its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants. Promptly cooperate with Lender's reasonable requests in any audit, appraisal or other inspection of inventory, Accounts and other real and personal property of any Loan Party and/or Subsidiary thereof.
1.05Notices. Promptly give written notice to Lender of:
(a)The occurrence of any Default or Event of Default;
(b)Any litigation or proceeding affecting any Loan Party or any of their Subsidiaries involving amounts in excess of $250,000.00 in the aggregate or which is likely to be resolved adversely and which if resolved adversely would reasonably be expected to have a Material Adverse Effect on the business, operations, property, or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole;
(c)Any other event constituting a material adverse change in the business, operations, property or financial or other condition of Borrower or Borrower and its Subsidiaries taken as a whole; and
(d)The occurrence of a Parent Change of Control.

4892-6803-6883	-26-

1.06Expenses. Pay all reasonable out-of-pocket expenses of Lender (including fees and disbursements of counsel): (a) incident to the preparation, negotiation and administration of the Loan Documents and the protection of the rights of Lender under the Loan Documents, and (b) incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving a Loan Party or a "workout" of the Obligations. The obligations of Borrower under this Section 6.06 shall be effective and enforceable whether or not any Loan is funded or Letter of Credit issued hereunder and shall survive payment of all other Obligations.
1.07Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.
1.08Insurance. Obtain and maintain insurance with financially sound and reputable insurance companies not Affiliates of any Loan Party in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, and furnish Lender on request full information as to all such insurance. Cause Lender to be named as lenders' loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender that it will give Lender prior written notice before any such policy or policies shall be altered or cancelled. Obtain and maintain commercial general liability coverage with a minimum $1,000,000 each occurrence and $2,000,000.00 general aggregate, and provide a certificate showing Lender as an additional insured with a stipulation that coverage will not be cancelled or diminished without prior written notice to Lender, and without disclaimer of the insurer's liability for failure to give such notice. Obtain and maintain employer liability insurance in such amounts as may be required by the state(s) in which each such Person operates relating to claims by each such Person's employees for personal injury or death. Provide evidence of insurance required under the Loan Documents upon Lender's request. Borrower shall maintain its existing credit insurance policies for their current term (provided that Borrower shall not be required to renew such credit insurance policies), and shall cause Lender to be named as loss payee thereunder. The foregoing notwithstanding, it shall not be an Event of Default if Borrower’s business interruption insurance policy expires without replacement, so long as Borrower obtains and provides Lender with satisfactory evidence of a replacement business interruption insurance policy that complies with the requirements hereof no later than June 30, 2022.
1.09Hazardous Materials.
(a)Conduct its operations and keep and maintain all its Properties in compliance with all applicable Environmental Laws.
(b)Give prompt written notice to Lender, but in no event later than ten days after a an officer of Borrower or any Loan Party becoming aware thereof, of the following: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against any Loan Party or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of any Loan Party that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws.
(c)Upon the written request of Lender, submit to Lender, at Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice required pursuant to this section.
(d)At all times indemnify and hold harmless Lender from and against all liability arising out of any Environmental Claims, except those Environmental Claims caused as a primary and direct result of the gross negligence or willful misconduct of Lender.
1.10ERISA. Furnish to Lender:
(a)Promptly and in any event within ten (10) days after Borrower knows of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable

4892-6803-6883	-27-

Event and in each such case a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto;
(b)Promptly and in any event within ten (10) days after Borrower knows of any condition existing with respect to a Plan which presents a material risk of termination of the Plan, imposition of an excise tax, requirement to provide security to the Plan or incurrence of other liability by Borrower or any ERISA Affiliate, a statement of the chief financial officer of Borrower describing such condition;
(c)At least ten (10) days prior to the filing by a plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;
(d)Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by Borrower or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;
(e)Promptly and in any event within ten (10) days after Borrower knows of any event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of Borrower describing such event or condition;
(f)Promptly and in no event more than ten (10) days after receipt thereof by Borrower or any ERISA Affiliate, a copy of each notice received by Borrower or an ERISA Affiliate concerning the imposition of any withdrawal liability under section 4202 of ERISA; and
(g)Promptly after receipt thereof a copy of any notice Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this clause (g) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.
1.11Compliance with Laws and Contractual Obligations. Comply, in all material respects with all Requirements of Law and Contractual Obligations the failure to comply with which is reasonably likely to have a Material Adverse Effect on the business, operations, assets or financial or other condition of Borrower or Borrower and its consolidated Subsidiaries taken as a whole.
1.12Further Assurances. Promptly upon reasonable request by Lender, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments Lender may reasonably require from time to time in order: (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Lender the rights granted or now or hereafter intended to be granted to Lender under any Loan Document or under any other document executed in connection therewith.
1.13Future Subsidiary Guarantors. If following the Closing Date there shall be formed or acquired a Subsidiary of any Loan Party organized in the United States, such Subsidiary shall, upon the request of Lender, execute and deliver to Lender: (a) a guaranty of the Obligations in form and substance acceptable to Lender (an "Additional Subsidiary Guaranty"), (b) as collateral security for such Additional Subsidiary Guaranty, a security agreement in form and substance acceptable to Lender (an "Additional Guarantor Security Agreement"), and (c) such UCC-1 financing statements as Lender shall request.
1.14Foreign Exchange Relationship. Borrower and its Subsidiaries shall use Lender for all of their foreign exchange transactions.

4892-6803-6883	-28-

ARTICLE VII.
NEGATIVE COVENANTS
Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, Borrower shall not, nor shall it permit any Loan Party to, directly or indirectly:
1.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
(a)Liens and encumbrances in favor of Lender under the Collateral Documents;
(b)Liens or charges for current Taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided Borrower or such Subsidiary, as applicable, shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;
(c)Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds to obtain, or to obtain the release of, attachments, writs of garnishment or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of the business of Borrower or such Subsidiary;
(d)Purchase money security interests for property hereafter acquired, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired; provided, however, that no such security interest or agreement shall extend to any property other than the property acquired;
(e)Statutory Liens of landlord's, carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in conformity with GAAP;
(f)Attachment and judgment Liens not otherwise constituting an Event of Default any of which Liens are in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed, payment is covered in full by insurance, or Borrower or such Subsidiary shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;
(g)deposits or pledges of cash to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower's or its Subsidiary's employees arising in the ordinary course of business;
(h)Liens incidental to the conduct of the business or the ownership of the property of Borrower or such Subsidiary which were not incurred in connection with borrowed money and which do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business and which, in any event, when added to Indebtedness secured by liens permitted under clause (c) of this Section 7.01 do not exceed $500,000.00; and
(i)Liens in favor of Midcap Financial Trust for the period from the Closing Date through the date that is ten (10) days after the Closing Date, so long as such Liens only secure non-material obligations to pay fees and costs, and provided that it shall not be an Event of Default if Borrower pays all obligations secured by such Liens and makes commercially reasonable efforts to cause such Liens to be released.
1.02Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)the Obligations;

4892-6803-6883	-29-

(b)Trade debt incurred in the ordinary course of business;
(c)Indebtedness secured by Liens permitted under Section 7.01 above;
(d)letters of credit outstanding as of the Closing Date;
(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)customary indemnification obligations in favor of purchasers arising in connection with dispositions of personal property assets permitted under Section 7.08;
(g)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or cash management products and services, in each case incurred in the Ordinary Course of Business and in an aggregate amount not to exceed $500,000 at any time outstanding;
(h)Subordinated Debt; and
(i)any other unsecured any other unsecured Debt in an aggregate amount not to exceed $500,000 at any time outstanding in an aggregate amount not to exceed $500,000 at any time outstanding.
1.03Consolidation and Merger. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination other than mergers and consolidations of Subsidiaries into Borrower in which Borrower shall be the surviving corporation and mergers and consolidations of Subsidiaries with other Subsidiaries.
1.04Acquisitions. Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person, firm or corporation.
1.05Payment of Dividends and Distributions. Declare or pay any dividends upon its shares of stock or other equity interests now or hereafter outstanding or make any distribution of assets to its equityholders as such, whether in cash, property or securities, except: (a) dividends and other distributions payable by Subsidiaries to Borrower; and (b) such other dividends paid by Borrower as Borrower may elect to pay up to $10,000,000 in the aggregate per fiscal year; provided, however, that as a condition precedent to the ability of Borrower or any Subsidiary to pay dividends and make distributions pursuant to clause (b) of this Section 7.05, (i) Borrower shall deliver to Lender a pro forma Compliance Certificate in form and substance satisfactory to Lender certifying that the Distribution Fixed Charge Coverage Ratio after giving effect to such distribution shall not be less than 1.50 to 1.00, and that Borrower is in compliance with the financial covenants set forth in Section 7.13 after giving effect to such distribution, in each case determined on a pro forma basis, and (ii) there shall not exist, and such distribution shall not cause, an Event of Default or Default.
1.06Purchase or Retirement of Stock. Acquire, purchase, redeem or retire any shares of its capital stock now or hereafter outstanding unless at the date thereof there does not exist an Event of Default or Default.
1.07Investments; Advances. Make or commit to make any advance, loan or extension of credit (other than (a) extensions of credit to customers and consignment transactions in the ordinary course of business, and (b) extensions of credit to employees and officers of Borrower and by Borrower to its Affiliates and Subsidiaries in an amount not to exceed $50,000 in the aggregate at any date outstanding) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person.
1.08Sale of Assets. Sell, lease, assign, transfer or otherwise Dispose of any of its assets (other than obsolete or worn out property or in connection with the discontinuance of operations, any such discontinuance to be based upon a reasonable business plan), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value.

4892-6803-6883	-30-

1.09Capital Expenditures. Make or commit to make Capital Expenditures in excess of $3,000,000.00 in the aggregate during any fiscal year.
1.10Subordinated Debt. Make or permit to be made any prepayment on account of the Subordinated Debt other than as expressly permitted under the terms of the operative subordination agreement relating thereto, or amend or consent to the amendment or waiver of any term or provision of such Subordinated Debt without the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
1.11Intentionally omitted.
1.12Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose. Use the proceeds of any Credit Extension for any purpose other than working capital and general corporate purposes.
1.13Financial Covenants.
(a)Minimum Adjusted Tangible Net Worth. Maintain at all times Adjusted Tangible Net Worth of no less than (i) from and after the Closing Date, through October 31, 2022, $7,500,000, (ii) from and after November 1, 2022, through April 30, 2023, $10,000,000, and (iii) from and after May 1, 2023, $12,500,000, in each case calculated as of the last day of each fiscal quarter.
(b)Cash Flow Leverage Ratio. Permit the Cash Flow Leverage Ratio as of the last day of any fiscal quarter to be greater than 2.00:1.00.
(c)Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.50:1.00.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
1.01Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. Borrower shall fail to pay any principal on the Loans or any L/C Obligation on the date when due or fail to pay within five days of the date when due any other Obligation under the Loan Documents; or
(b)Representations and Warranties. Any representation or warranty made by Borrower in any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made; or
(c)Specific Covenants. Any Loan Party shall fail to maintain its corporate existence except as otherwise permitted hereunder or Borrower shall default in the observance or performance of any covenant or agreement contained in Section 6.15 or Article VII above; or
(d)Other Defaults. Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents to which it is party and such failure shall continue for thirty (30) days; or
(e)Cross-Default. (i) Any Loan Party or Subsidiary thereof shall default in any Indebtedness to Lender, or (ii) any Loan Party or Subsidiary thereof shall default in any payment of principal of or interest on any Indebtedness (other than the Obligations) in an aggregate amount in excess of $500,000.00, or (iii) any Person shall default in the payment of any Indebtedness in an aggregate amount in excess of $500,000.00 upon which any Loan Party is contingently liable, or (iv) any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or
(f)Insolvency Proceedings. (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign,

4892-6803-6883	-31-

relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Loan Party or any of their Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Loan Party or any of their Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or
(g)ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any single employer plan (i.e. a plan that is not a Multiemployer Plan), which Reportable Event or institution of proceedings is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any single employer plan shall terminate for purposes of Title IV of ERISA, (v) any withdrawal liability to a Multiemployer Plan shall be incurred by any Loan Party or (vi) any other event or condition shall occur or exist; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, is likely to subject any Loan Party to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of any Loan Party or any Loan Party and its Subsidiaries taken as a whole; or
(h)Judgments. One or more judgments or decrees shall be entered against any Loan Party in excess of $100,000 in the aggregate that is not fully covered by insurance, and such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof; or
(i)Suspension of Business. Borrower shall voluntarily suspend the transaction of all of Borrower’s businesses concurrently for more than one month in any calendar year, provided, however, that for the avoidance of doubt, a suspension of business due to Borrower’s inability to conduct business for reasons outside of Borrower’s control (including, without limitation, as a result of cyber attacks) or to Borrower’s compliance with applicable laws or requirements of governmental authorities shall not be deemed voluntary; or
(j)Change of Control. There shall occur a Borrower Change of Control; or
(k)Financial Contracts. Any Loan Party fails to comply with or to perform any other material term, obligation, covenant or condition contained in any Financial Contract or in any of the related documents or to comply with or to perform any material term, obligation, covenant or condition contained in any other agreement between Lender and such Loan Party.
An Event of Default that occurs under this Agreement will continue to exist until it either is cured (to the extent expressly permitted) in accordance with the Loan Documents or otherwise expressly waived in accordance with this Agreement.
1.02Remedies upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:
(a)declare the Commitment of Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

4892-6803-6883	-32-

(b)declare the unpaid principal amount of all outstanding Revolving Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;
(c)    require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to 110% of the then Outstanding Amount thereof); and
(d)exercise all rights and remedies available to it under applicable law and the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the Revolving Commitment of Lender shall automatically terminate, the unpaid principal amount of all outstanding Revolving Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Lender.
1.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.
ARTICLE IX.
MISCELLANEOUS
1.01Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
1.02Notices and Other Communications; Facsimile Copies. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission or other electronic mail transmission to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the Recipient, shall be deemed to have been given at the opening of business on the next Business Day for the Recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (c).
(b)Lender or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(c)Unless Lender otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended Recipient (such as by the "return receipt requested" function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended Recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the Recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the Recipient.

4892-6803-6883	-33-

(d)Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, and Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the Recipient, varied from any confirmation thereof. The Loan Parties shall indemnify Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.
1.03No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
1.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. Borrower shall pay on demand (i) all reasonable out-of-pocket expenses incurred by Lender (including, without limitation, the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (i) all out-of-pocket expenses incurred by Lender (including, without limitation, the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of Lender’s rights (A) in connection with this Agreement and the Loan Documents, including, without limitation, Lender’s rights under this Section, or (B) in connection with the loans and other extensions of credit made under this Agreement and the Loan Documents, including, without limitation, all such out-of-pocket expenses incurred during any appeal, bankruptcy, workout, restructuring or negotiations in respect of such loans and extensions of credit.
(b)Indemnification by Borrower. Borrower shall indemnify Lender and each of its officers, directors, employees, shareholders, and agents (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or any of Borrower's or such Loan Party's directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument

4892-6803-6883	-34-

contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended Recipients of any information or other materials distributed to such unintended Recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)Payments. All amounts due under this Section shall be payable on demand therefor.
(e)Survival. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
1.05Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
1.06Successors and Assigns.
(a)Successors and Assigns Generally. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign any of its rights or obligations hereunder without Lender's prior written consent. Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person, and (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder, in each case without notice to or consent from Borrower. Borrower agrees to execute any documents reasonably requested by Lender in connection with any such assignment. All information provided by or on behalf of Borrower to Lender or its Affiliates may be furnished by Lender to its Affiliates and to any actual or proposed assignee or participant, subject to such recipients agreeing to be bound by Section 9.07(a) hereof.
(b)Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.
1.07Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, or (viii) with the consent of Borrower or to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower not bound by a duty of confidentiality to Borrower, any Loan Party or any Subsidiary. For purposes of this Section, "Information"

4892-6803-6883	-35-

means all information received from Borrower, any other Loan Party or any Subsidiary relating to Borrower, any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from Borrower, any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases using the name of Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of Lender.
(c)Customary Advertising Material. The Loan Parties consent to the publication by Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.
1.08Right of Set-off. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender or its Affiliates, irrespective of whether or not Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
1.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
1.10Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or other electronic mail transmission (e.g., "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or electronic mail transmission shall be promptly followed by such manually executed counterpart.
1.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in

4892-6803-6883	-36-

connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.
1.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
1.13Governing Law; Jurisdiction; Etc. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.
(b)SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN SAN DIEGO COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
1.14Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4892-6803-6883	-37-

1.15California Judicial Reference. In any judicial action or cause of action arising from this Agreement or otherwise, including without limitation contract and tort disputes, all decisions of fact and law shall, at the request of either party, be referred to a referee in accordance with Section 638 et seq. of the California Code of Civil Procedure if the action is before a court of any judicial district of the State of California. The referee shall prepare written findings of fact and conclusions of law, and judgment upon the referee's award shall be entered in court in which such proceeding was commenced. No provision or exercise of any right under this provision shall limit the right of the undersigned or Lender or other holder of this Agreement to exercise self-help remedies, such as foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after the pendency of any judicial reference proceeding. The exercise of a remedy does not waive the right of either party to resort to judicial reference. The parties further agree that all disputes, claims and controversies between them shall be brought in their individual capacities and not as a plaintiff or class member in any purported class or representative proceeding.
1.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (a) (i) the services regarding this Agreement provided by Lender and any Affiliate thereof are arm's-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Lender and its Affiliates, on the other hand, (ii) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither Lender nor any of its Affiliates has any obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and neither Lender nor any of its Affiliates has any obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and each other Loan Party hereby waives and releases any claims that it may have against Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
1.17Electronic Execution of Assignments and Certain Other Documents. The words "deliver," "execute," "execution," "signed," "signature," and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, Lender is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it and provided, further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
1.18USA PATRIOT Act Notice. Lender hereby notifies Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Act. Borrower and the Loan Parties agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the Act.
[Signature Page Follows]

4892-6803-6883	-38-

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
MODUSLINK CORPORATION,
a Delaware corporation,
as Borrower
By: /s/ Catherine L Venable
Name: Catherine L. Venable
Title: Secretary

Signature Page to Credit Agreement
4892-6803-6883

UMPQUA BANK,
an Oregon state-chartered bank,
as Lender
By: /s/ Lisa Fitch
Name: Lisa Fitch
Title: VP / Client Solutions Manager

Signature Page to Credit Agreement
4892-6803-6883